Exhibit 10.6
ADOBE INC.
EXECUTIVE OFFICER CASH SEVERANCE POLICY
Pursuant to this Executive Officer Cash Severance Policy (the “Policy”), Adobe Inc. (the “Company”) will not enter into or establish any New Severance Arrangement with or for the benefit of any Executive Officer that provides for Cash Severance Benefits that exceed 2.99 times the sum of the Executive Officer’s Annual Base Salary plus Target Bonus, without seeking stockholder ratification of the New Severance Arrangement. This Policy is effective as of January 26, 2026 (the “Effective Date”).
For purposes of this Policy, the following terms have the following meanings:
•“Annual Base Salary” means the Executive Officer’s annual base salary as in effect immediately prior to the Executive Officer’s Termination or, if higher, the highest annualized base salary in effect during the 12-month period prior to Termination.
•“Cash Severance Benefits” include cash severance payments calculated by reference to only an Executive Officer’s Annual Base Salary or Target Bonus.
•“Executive Officer” means any officer of the Company within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended.
•“New Severance Arrangement” means 1) any new employment, severance, or separation agreement or severance plan or policy entered into after the Effective Date to the extent it provides Cash Severance Benefits and 2) any amendment to an employment, severance, or separation agreement or severance plan or policy existing prior to the Effective Date that increases Cash Severance Benefits to exceed 2.99 times or greater.

•“Target Bonus” means the Executive Officer’s target cash incentive compensation for the fiscal year of the Company in which the Executive Officer’s Termination occurs.
•“Termination” means the termination of the Executive Officer’s employment with the Company.
The Executive Compensation Committee (the “Committee”) of the Board of the Directors (the “Board”) of the Company is responsible for administering this Policy, including the full authority to enforce and interpret this Policy. The Board or the Committee shall have the right to amend, waive, or cancel this Policy at any time if it determines in its sole discretion that the action would be in the best interests of the Company, provided that such action shall be promptly disclosed.